TREE TOP INDUSTRIES, INC. ( OTCBB:TTII ) ANNOUNCES THE ACQUISITION OF BIOENERGY APPLIED TECHNOLOGIES, INC.

 LOS ANGELES, CALIFORNIA, AUGUST 13th, 2009 – TREE TOP INDUSTRIES, INC.   announced today that it has acquired 100% of the outstanding capital stock of BIOENERGY APPLIED TECHNOLOGIES, INC. ( “BAT” ), a Nevada corporation, in a stock-for-stock exchange offer.  The closing took place on Thursday, August 13th, 2009 in New York City. BAT is the originator of various proprietary, clean-tech, environmentally-friendly technologies and intellectual properties in the areas of hazardous waste destruction, energetic materials, chemical recycling processes, and coal gasification.  BAT also maintains unique electrolytic technology that simplifies the production of bio fuels, specifically biodiesel and its byproducts.   All of these products offer Green, Sustainable Solutions to the problems of waste generation, collection, storage, and destruction.

Regarding Hazardous Waste Destruction, BAT owns key intellectual properties which have been applied to the construction of systems and equipment designed to facilitate the destruction of pharmaceutical, medical, biological, chemical, red bag and other hazardous wastes, with clean reusable energy produced as a byproduct.  The system utilizes Cold Plasma Technology to initiate a chemical reaction inside the unit.  The chemical reaction causes enough heat to facilitate the waste destruction, resulting in a drastically reduced carbon footprint, as No Incineration is Needed.  And the energy needed to start the process is the equivalent of only five light bulbs, resulting in a significantly lower cost of operation.  The unit is relatively compact, can be retrofitted into existing structures or made mobile for smaller venues, and can be scaled up to meet the hazardous waste destruction needs of almost any user.

 “The completion of this acquisition represents a very significant strategic move for our company," stated Kathy M. Griffin, President of Tree Top Industries, Inc.  “It will provide us with a growth platform in the Global Clean-Tech Industry, while at the same time promoting green, sustainable solutions for companies and communities, helping them to deal with the problems of waste and the challenges of protecting their environment on a global basis.  Investing in green technology is the right thing to do; it makes good business sense, and now is the time to do it.”

“Having completed this acquisition, Tree Top Industries, Inc. is now working towards a significant capital raise,” stated David I. Reichman, Chairman and CEO of the company.  “This could allow for commercialization of the technology, expansion of existing strategic partnerships in the clean-tech sector, and production of the waste destruction units themselves.”

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of uncertainties and risks that could significantly affect the company's current plans and expectations, as well as future results of operations and financial condition. A more extensive listing of risks and factors that may affect the company's business prospects and cause actual results to differ materially from those described in the forward-looking statements can be found in the reports and other documents filed by the company with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information: Mike King, Princeton Research, Inc.

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